UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Employee Q&A

1.	What was announced today?

•

Illumina announced that our Board of Directors rejected Roche’s unsolicited tender offer to acquire us for $44.50 per share. This announcement was made after the Board thoroughly reviewed the offer and made a unanimous determination that Roche’s offer is grossly inadequate in multiple respects, dramatically undervalues Illumina and is not in the best interests of Illumina’s stockholders.

•	Simply put, the Board believes that Roche’s offer does not begin to reflect Illumina’s value as a standalone company.

2.	Why did the Board reject Roche’s offer?

•	Simply put, the Board believes that Roche’s offer does not begin to reflect Illumina’s value as a standalone company.

•

Our Board strongly believes that Illumina’s business plan as an independent entity will deliver value to our stockholders – and by extension, opportunity for all of us – that is far superior to Roche’s grossly inadequate offer.

•	The Board’s filed response, along with the related press release, can be found on Illumina’s website. We urge you to read them for more information.

3.	How does this affect me?

•	You can expect business as usual at Illumina. We must remain fully focused on executing as we always have.

4.	What happens next?

•	It has been, and will be continue to be, business as usual at Illumina. We must remain fully focused on executing as we always have.

5.	Why haven’t you communicated more frequently about this?

•

We were legally constrained in our communications with you until the Board completed its formal review and filed its response. That response, along with the related press release, can be found on Illumina’s website. We urge you to read them for more information.

6.	So have you put the Company up for sale?

•	We were not and are not seeking a sale – the offer from Roche was unsolicited.

•

Our Board and management team are enthusiastic about our future opportunities and remain committed to executing our business strategy, and building near and long-term value for all of our stockholders.

7.	It seems like you’re only focused on stockholders. Does that mean that the impact on employees is a secondary concern?

•

We have a legal obligation as a public company to do what’s in the best interests of our stockholders but, at the same time, we recognize that our success as a company is very much based on the contributions made by our employees. Our culture is based on trying to do the right thing by all of our constituents, including stockholders, customers, suppliers, partners, employees, and of course the researchers, healthcare providers and patients who depend on our products and services.

8.	Is there any chance we will do a deal with Roche?

•	I can’t speculate. Our Board clearly has tremendous confidence in the value we are creating as an independent company.

9.	Are we having financial problems?

•	Absolutely not. In fact, it’s quite the opposite: Illumina is growing and financially healthy, which is something Roche itself has recognized.

10.	Is it likely that Roche will just acquire us anyway through a hostile deal?

•

I can’t speculate. Our Board has recommended that stockholders not tender their shares, based on its conclusion that Roche’s offer is inadequate from a financial point of view and – given the significant potential of our Company – is not in the best interests of our stockholders.

•	We also have corporate defenses such as our stockholder rights plan – commonly known as a “poison pill” – that give our Board the tools it needs to protect value for our stockholders.

11.	Roche said that it would retain Illumina’s management team and employees, as well as its headquarters in San Diego. Under these circumstances, doesn’t it seem like Roche would be a good fit for us?

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Roche has correctly observed that we have an outstanding workforce and we couldn’t agree with that more. But a merger of the companies is a purely hypothetical event. The bottom line is that Roche’s offer dramatically undervalues Illumina and we intend to vigorously resist Roche’s opportunistic attempt to acquire the Company.

12.	Will there be more layoffs if we are acquired by Roche? Will my benefits change?

•	It’s far too hypothetical to speculate.

13.	How will this affect my ability to serve our customers?

•	It won’t. The best thing we can do now is to remain fully focused on executing as we always have.

14.	What should I tell customers?

•	Customers should know that we do not expect this situation to impact them. We remain fully committed to meeting – and exceeding – their needs and expectations.

•	(For customer-facing employees) You will receive some suggested talking points to guide your discussions with customers if they ask about this situation.

15.	What should we tell job candidates if they ask us about Roche’s offer?

•	It’s business as usual at Illumina and we remain fully focused on executing as we always have.

16.	What should I do if I have more questions?

•	Feel free to reach out to me at any time. In addition, please do not hesitate to contact Jay, Christian or Marc Stapley with any questions or concerns.

Understanding a Tender Offer

17.	What is a tender offer?

•

A tender offer is when a company or individual (in this case, Roche) makes an offer to purchase some or all of the shares in a corporation (in this case, Illumina). Tender offers may be solicited or unsolicited, but in this case, it was unsolicited.

18.	What does it mean that Roche has commenced its tender offer?

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The commencement of the tender offer means that investors are provided with information and a means to sell (or “tender”) their shares to Roche. Illumina’s Board has recommended that stockholders do not sell their shares to Roche.

19.	The media has been referring to this situation as “hostile offer” – what does that mean?

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A hostile offer is a commonly used term to describe a takeover attempt that was not invited by the other party (in this case, Illumina). Since we did not solicit this proposal, and the Board has not been actively trying to sell the Company, the media and others may refer to it as “hostile.”

20.	Can stockholders sell their shares anyway, even after the Board has recommended they don’t?

•	Yes, but since the offer does not begin to reflect Illumina’s value as a standalone company, our Board does not believe that selling their shares would be in stockholders’ best interests.

21.	I’ve received a notice from my broker about a deadline for the tender. What should I do?

•

Pursuant to their fiduciary duty, our Board has made a recommendation on Roche’s tender offer. In acting on such a deadline, it is important that you review the Board’s recommendation and all of the underlying reasons that informed that recommendation. You can find the Board’s complete response in the Company’s 14D-9 filing, which is available on our website.

Understanding a Poison Pill

22.	What is a Stockholder Rights Agreement?

•

Also referred to as a “poison pill”, this is a common measure that many companies undertake at various times for various reasons, and that Illumina has taken to ensure that our stockholders receive fair treatment and protection in connection with any proposal or offer to acquire the Company, including the proposal announced by Roche. The Rights Agreement will provide stockholders with adequate time to properly assess any such proposal or offer without undue pressure, while safeguarding their opportunity to realize the long-term value of their investment in the Company.

•

Generally, in a stockholder rights agreement, a company issues rights to existing stockholders to acquire a large number of new securities if any entity acquires a certain percentage of the company’s total stock. It provides stockholders (other than the bidder) with rights to buy more stock in the event of an attempted control acquisition.

23.	Why did the Board take this action? Did Illumina take this action in response to Roche’s unsolicited offer?

•

The Board implemented the Rights Agreement to ensure that our stockholders receive fair treatment and protection in connection with any proposal or offer to acquire the Company, including the proposal announced by Roche. The Rights Agreement will provide stockholders with adequate time to properly assess any such proposal or offer without undue pressure, while safeguarding their opportunity to realize the long-term value of their investment in the Company.

24.	Do stockholders need to approve the poison pill? If so, when will the vote be held?

•	No.

Stock-Related Questions

25.	How does this announcement affect my unvested stock options/RSUs?

•	The announcement does not affect your unvested stock options/RSUs.

26.	If Roche gains control of Illumina, what will happen to my unvested stock options/RSUs?

•	It’s far too hypothetical to begin speculating about that sort of thing.

# # #

FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth, (iv) business disruptions associated with the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, and (v) other factors detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, Illumina has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of these documents, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

In addition, Illumina will file a proxy statement and a WHITE proxy card with the SEC. The definitive proxy statement will be mailed to security holders of Illumina. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of the proxy statement, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Illumina and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Illumina’s 2012 Annual Meeting of Stockholders under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of Illumina’s directors and executive officers in (i) Illumina’s Annual Report on Form 10-K for the year ended January 2, 2011, which was filed with the SEC on February 28, 2011, and (ii) Illumina’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2011. To the extent that Illumina’s directors’ and executive officers’ holdings of Illumina’s securities have changed from the amounts printed in the proxy statement for the 2011 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.